      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 2005


                                                     REGISTRATION NO. 333-124641
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                AMENDMENT NO. 1
                                       TO

                                   FORM F-10
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              INTEROIL CORPORATION
             (Exact name of registrant as specified in its charter)

       NEW BRUNSWICK, CANADA                         2911                            NOT APPLICABLE
  (Province or other jurisdiction        (Primary Standard Industrial       (I.R.S. Employer Identification
 of incorporation or organization)              Classification                           Number
                                         Code Number (If Applicable))               (If Applicable))

                  SUITE 5300, COMMERCE COURT WEST, 199 BAY ST.
                        TORONTO, ONTARIO M5L 1B9, CANADA
                                 (416) 869-5500
   (Address and telephone number of registrant's principal executive offices)

                                 GARY M. DUVALL
                          25025 I-45 NORTH, SUITE 420
                           THE WOODLANDS, TEXAS 77380
                                 (281) 292-1800
           (Name, address, (including zip code) and telephone number
        (including area code) of agent for service in the United States)

                                   COPIES TO:

              GEORGE G. YOUNG III, ESQ.                                    GARY M. DUVALL
               HAYNES AND BOONE, L.L.P.                                 INTEROIL CORPORATION
           1221 MCKINNEY STREET, SUITE 2100                         25025 I-45 NORTH, SUITE 420
                 HOUSTON, TEXAS 77010                                THE WOODLANDS, TEXAS 77380
                    (713) 547-2000                                         (281) 292-1800

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:  From time to time after effectiveness of this Registration Statement.

                              PROVINCE OF ONTARIO
       (Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A. [ ] Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B.  [X]  At some future date (check the appropriate box below):

     1.  [ ]  pursuant to Rule 467(b) on           (date) at      (time)
              (designate a time not sooner than 7 calendar days after filing)


     2. [X] pursuant to Rule 467(b) on May 16, 2005 at 10:00 am Eastern time (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on May 13, 2005.


     3. [ ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

     4. [ ] After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf short form prospectus offering procedures, check the following box. [X]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a) OF THE SECURITIES ACT, MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

         INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

                                                                    May 13, 2005



                             BASE SHELF PROSPECTUS


                              INTEROIL CORPORATION

                                  $125,000,000
                            3,333,334 COMMON SHARES

     We entered into agreement on February 25, 2005 with investors who agreed to participate in our oil and gas exploration program in Papua New Guinea. Under this agreement, the investors may elect to receive our common shares. This prospectus may be used by these investors to resell these common shares. Such common shares are sometimes referred to in this prospectus as the "Registrable Securities". We will not receive any of the proceeds of the sale of these common shares under this prospectus.


     Our common shares currently trade under the symbol "IOL" on the Toronto Stock Exchange and under the symbol "IOC" on the American Stock Exchange and on the Port Moresby Stock Exchange. Our shares will also trade on the Australian Stock Exchange as CHESS Depositary Interests on a 10:1 basis until on or after June 14, 2005. On May 12, 2005 the last reported sale price of our common shares on the Toronto Stock Exchange was C$33.50 per share and on the American Stock Exchange was U.S.$26.58 per share.


     INVESTING IN OUR COMMON SHARES INVOLVES RISKS. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

     THIS PROSPECTUS HAS NOT BEEN FILED IN RESPECT OF, AND WILL NOT QUALIFY, ANY DISTRIBUTION OF REGISTRABLE SECURITIES IN ONTARIO OR IN ANY OTHER PROVINCE OR TERRITORY OF CANADA AT ANY TIME.

     UNDER THE MULTI-JURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, WE ARE PERMITTED TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. WE PREPARE OUR FINANCIAL STATEMENTS IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND THEY ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS. OUR FINANCIAL STATEMENTS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

     YOU SHOULD BE AWARE THAT OWNING THE IPI PERCENTAGES AND COMMON SHARES MAY SUBJECT YOU TO TAX CONSEQUENCES BOTH IN THE UNITED STATES AND CANADA. SUCH CONSEQUENCES FOR INVESTORS WHO ARE RESIDENT IN, OR CITIZENS OF, THE UNITED STATES MAY NOT BE DESCRIBED FULLY HEREIN.

     YOUR ABILITY TO ENFORCE CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BECAUSE WE ARE INCORPORATED IN CANADA, MOST OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS ARE NOT RESIDENT IN THE UNITED STATES AND MOST OF OUR ASSETS, THE ASSETS OF OUR DIRECTORS AND OFFICERS AND OF THESE EXPERTS MAY BE LOCATED OUTSIDE THE UNITED STATES.


     NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this prospectus is May 13, 2005.

                               TABLE OF CONTENTS

REFERENCES..................................................    1
EXCHANGE RATE INFORMATION...................................    1
FORWARD-LOOKING STATEMENTS..................................    2
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES.................    2
SUMMARY.....................................................    3
RISK FACTORS................................................    6
USE OF PROCEEDS.............................................   12
TRADING RANGE OF COMMON SHARES..............................   12
DIVIDENDS...................................................   13
DESCRIPTION OF OUR COMMON SHARES............................   13
CHANGES IN OUR SHARE AND DEBT CAPITAL.......................   14
LIST OF SELLING SHAREHOLDERS................................   14
PLAN OF DISTRIBUTION........................................   17
CERTAIN INCOME TAX CONSIDERATIONS...........................   20
MATERIAL CONTRACTS..........................................   20
CORPORATE STRUCTURE.........................................   23
WITHHOLDING TAX AND CURRENCY EXCHANGE CONTROLS IN PNG.......   25
LEGAL MATTERS...............................................   26
EXPERTS.....................................................   26
AVAILABLE INFORMATION.......................................   26
DOCUMENTS INCORPORATED BY REFERENCE.........................   26
LIST OF DOCUMENTS FILED WITH THE SEC........................   27
AUDITORS, TRANSFER AGENT AND REGISTRAR......................   27
PURCHASER'S STATUTORY RIGHTS................................   27
AUDITORS' CONSENT...........................................   28
INDEX TO FINANCIAL INFORMATION..............................  F-1
CERTIFICATE OF THE COMPANY..................................  C-1

                                   REFERENCES

     In this prospectus, unless we state otherwise, "InterOil", the "Company", "we", "us" and "our" refer to InterOil Corporation and all of its subsidiaries. The term "PNG" refers to Papua New Guinea. The term "Shell" refers to subsidiaries of the Royal Dutch Shell Group. The term "BP" refers to subsidiaries of BP p.l.c. See "Glossary of Certain Terms" for additional terms used in this prospectus.

                           EXCHANGE RATE INFORMATION

     Unless we state otherwise or the context otherwise requires, all references to dollar amounts in this prospectus are references to U.S. dollars. The exchange rate between the Canadian dollar and the U.S. dollar used in this prospectus varies depending on the date and context of the information contained herein. Some of the financial information about BP Papua New Guinea Limited, which we acquired in 2004, and which is included herein, is expressed in Kina, the local currency of Papua New Guinea.

     The following table sets forth, for each period indicated, the high and low exchange rates, the average of the exchange rates on the last day of each month during such period indicated, and the exchange rate at the end of the period indicated, for one PNG Kina expressed in Canadian dollars.

                                                                   FISCAL YEAR ENDED
                                                  ---------------------------------------------------
                                                   DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
(C$)                                                   2002              2003              2004
----                                              ---------------   ---------------   ---------------
High............................................     $0.45440          $0.42800          $0.43200
Low.............................................     $0.35480          $0.37810          $0.37290
Average.........................................     $0.41150          $0.40291          $0.40529
Close...........................................     $0.40490          $0.40130          $0.38310


     On May 12, 2005 the noon buying rate was C$0.40060 per K1.


     The following table sets forth, for each period indicated, the high and low exchange rates, the average of the exchange rates on the last day of each month during such period indicated, and the exchange rate at the end of the period indicated, for one PNG Kina expressed in United States dollars.

                                                                   FISCAL YEAR ENDED
                                                  ---------------------------------------------------
                                                   DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
(U.S.$)                                                2002              2003              2004
-------                                           ---------------   ---------------   ---------------
High............................................     $0.29150          $0.31000          $0.31800
Low.............................................     $0.22760          $0.25530          $0.30450
Average.........................................     $0.26206          $0.28841          $0.31150
Close...........................................     $0.25680          $0.31000          $0.31800


     On May 12, 2005 the noon buying rate was U.S.$0.3210 per K1.


     The following table sets forth, for each period indicated, the high and low exchange rates, the average of the exchange rates on the last day of each month during such period indicated, and the exchange rate at the end of the period indicated, for one Canadian dollar expressed in United States dollars.

                                                                   FISCAL YEAR ENDED
                                                  ---------------------------------------------------
                                                   DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
(U.S.$)                                                2002              2003              2004
-------                                           ---------------   ---------------   ---------------
High............................................     $0.66530          $0.77470          $0.85320
Low.............................................     $0.61750          $0.63270          $0.71380
Average.........................................     $0.63724          $0.71629          $0.77014
Close...........................................     $0.63440          $0.77270          $0.83030


     On May 12, 2005, the noon buying rate was U.S.$0.80160 per C$1.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in, or incorporated by reference into, this prospectus are forward-looking statements as defined in the U.S. federal securities laws. All statements, other than statements of historical facts, included herein or incorporated by reference herein, including without limitation, statements regarding plans for expanding our refinery, upstream or downstream business, business strategies, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "estimates" or similar expressions or variations on such expressions are forward-looking statements. We can give no assurances that such forward-looking statements will prove to be correct. Each forward-looking statement reflects our current view of future events and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from any results expressed or implied by our forward-looking statements. Risks and uncertainties include, but are not limited to:

     - our lack of a substantial operating history;

     - the ability of our refinery to operate at full capacity and to operate profitability;

     - the success of our exploration activities;

     - political, legal and economic risks related to our operations in PNG;

     - our ability to market refinery output;

     - our dependence on exclusive relationships with our suppliers and customers;

     - our ability to obtain necessary licenses;

     - adverse weather, explosions, fires, natural disasters and other operating risks and hazards, some of which may not be insured;

     - the impact of competition;

     - the enforceability of your legal rights;

     - the volatility of prices for crude oil and the volatility of the difference between our purchase price of oil feedstocks and the sales price of our refined products;

     - the uncertainty of our ability to attract capital; and

     - covenants in our financing and other agreements that may limit our ability to engage in business activities, raise additional financing or respond to changes in markets or competition.

     The information contained in this prospectus and the documents incorporated by reference into this prospectus, including the information set forth under the heading "Risk Factors" contain more information about factors that could affect our forward-looking statements. Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     We are a corporation organized under the laws of New Brunswick, Canada and substantially all of our assets are located in PNG. Most of our directors and officers are not residents of the United States of America. As a result, it may be difficult for United States investors to effect service of process within the United States on us or our directors or officers or to enforce in the United States upon judgments of courts of the United States predicated upon civil liability under United States federal securities laws against us or our directors or officers.

     Certain selling shareholders are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. Although certain selling shareholders may have appointed agents for service of process in Ontario, it may not be possible for investors to collect from us or any selling shareholder, judgments obtained in Canadian courts.

                                    SUMMARY

     This summary highlights information found in greater detail elsewhere in this prospectus or in documents incorporated by reference herein. You should read the entire prospectus and the documents we incorporate by reference, including the financial data and related notes, before making an investment decision.

                             USE OF THIS PROSPECTUS

     This prospectus may be used by selling shareholders in connection with the resale of the Registrable Securities. A selling shareholder may sell some, none or all of the Registrable Securities offered by this prospectus. We cannot predict when or in what amounts a selling shareholder may sell any of the Registrable Securities. For details of how the Registrable Securities may be sold, see "Plan of Distribution."

     This prospectus has not been filed in respect of, and will not qualify, any distribution of Registrable Securities in Ontario or in any other province or territory of Canada at any time.

                                  OUR BUSINESS

OVERVIEW

     We are developing a vertically-integrated energy company whose focus is PNG and the surrounding region. We operate through six subsidiaries. Please see "Corporate Structure" for additional details on our corporate structure. Our assets consist of an oil refinery, upstream petroleum exploration licenses and retail and commercial distribution facilities.

     Our operations are organized into three major business segments:

     - The upstream segment, which includes the exploration for crude oil and natural gas;

     - The midstream segment, which includes the refining of crude oil and the marketing of refined products both domestically in PNG and for export; and

     - The downstream segment, which includes distribution of refined products in PNG.

UPSTREAM

     We have an extensive upstream portfolio of exploration licenses covering approximately 8 million acres in PNG. Our licenses are primarily located onshore in the Eastern Papuan Basin and have the logistical advantage of moderate terrain, barge access to infrastructure and proximity to our refinery. We believe that, if we discover oil in our exploration program, this logistical advantage will allow for lower cost of development and provide cash-flow from early production. We have not discovered any oil or gas reserves on our licenses that are deemed proved, probable or possible.

     In February 2005, we entered into an agreement with institutional and accredited investors in which the investors agreed to participate in the drilling of eight exploration wells in our licenses in PNG.

     Drilling of the first well, on the Black Bass prospect in Petroleum Prospecting Licence (PPL) 236 in Papua New Guinea, as part of our 2005/2006 eight well drilling program commenced on 25, April 2005. The target of this well is a reef limestone estimated to be approximately 3,937 feet (1,200 metres) deep. Please see "-- The Offering" for a description of this agreement.

MIDSTREAM

     Our refinery is centrally located across the harbor from Port Moresby, the capital city of PNG. Our refinery has a nameplate operating capacity of 32,500 barrels per day and was designed to comply with the World Bank's environmental standards. We expect the refinery to be capable of operating above the nameplate capacity, at up to 36,500 barrels per day, with a 96% annual throughput rate, resulting in an annual production of 12.8 million barrels of refined product. Our refinery is designed to process "sweet" crude, which is low in sulphur content and does not require product processing beyond distillation, reforming and blending. This simplified refinery design is expected to lower the processing cost, which should make the cost per barrel for processing comparable with the processing costs of much larger facilities.

     In 2002, we entered into a crude supply contract with BP. Under this agreement, BP will be the exclusive supplier of crude feedstock for our refinery.

     The margin expected to drive refinery profitability is the spread between the sales price of our refined product and the cost of crude feedstocks. Through an agreement with the government of PNG:

     - We are entitled to sell refined products in PNG for the import parity price, or IPP; and

     - The government of PNG has agreed to prohibit the dumping of imports of refined products below the IPP.

     In general, the IPP is the price that would be paid in PNG for a refined product that is being imported. For each refined product produced, the IPP is calculated by adding the cost that would typically be incurred to import such product to the posted price for such product in Singapore. The costs that are included in this calculation include freight cost, insurance cost, landing charges, losses incurred in the transportation of refined products, demurrage and taxes.

     We anticipate that between 50% and 60% of our refinery's throughput will be sold into the PNG domestic market. We currently own distribution assets in PNG that we believe will be able to distribute approximately 10-12% of our refinery output and have agreements to purchase retail distribution facilities that we believe will be able to distribute approximately an additional 20% of our refinery output. We expect to sell the majority of the remaining product into the export market under our agreement with Shell, with the balance to be sold under a sales agreement with Origin Energy Holdings Limited and pursuant to export sales in the spot market.

     We have entered into an operating contract with a PNG subsidiary of Petrofac Facilities Management Limited, a leading facilities management company. Petrofac commenced management of the day-to-day operations and maintenance of the refinery on January 31, 2005, following practical completion of the refinery.

DOWNSTREAM

     We own and operate distribution, commercial and retail assets in PNG through a wholly-owned subsidiary. Our assets account for approximately 20% of the wholesale product market in PNG based on total volume of sales for such products in 2004. In September 2004, PNG introduced a new pricing regime for downstream sales of diesel, gasoline and kerosene, which reduces the maximum wholesale margins for these products. We expect this will reduce our downstream revenues. We also have an agreement with Shell to acquire their wholesale and distribution assets in PNG. We will lease these assets back to Shell under a long-term lease back arrangement, and Shell will continue to operate the business. This agreement is subject to obtaining all necessary PNG government approvals.

                                  THE OFFERING

     The common shares offered by this prospectus are being offered by investors who entered into an indirect participation agreement with us in February 2005. Under the indirect participation agreement, the investors paid us $125 million and we agreed to drill eight exploration wells in PNG. If any of these wells discovers oil or gas in commercial quantities, the investors will have the right to participate in the development of the field discovered if the investor pays its share of the costs of development. In the aggregate, the investors would have the right to participate in 25% of the costs and revenues of any field discovered by an exploration well. In addition, between June 15, 2006 and the later of 90 days after the drilling of the eighth exploration well and December 15, 2006, each investor may elect to convert its interest under the agreement into our common shares. An investor's interest, or any portion thereof, may be converted into a number of common shares equal to the amount paid by the investor for its interest divided by $37.50. If all of the investors converted their entire indirect participation interest into common shares, we would be obligated to issue 3,333,334 common shares. This prospectus covers resales of the common shares the investors may elect to receive upon conversion of the indirect interests into common shares.

     We also entered into a registration rights agreement with the investors' party to the indirect participation agreement. In the registration rights agreement we agreed to register the common shares issuable under the indirect participation agreement for resale in the United States. This prospectus has been prepared and filed pursuant to the registration rights agreement.

     We will not receive any of the sales proceeds of the common shares sold by the investors using this prospectus.

                                  RISK FACTORS

     An investment in our common shares is speculative and involves a high degree of risk. Before making an investment, you should give careful consideration to the following risk factors relating to our business and our common shares as well as to the other information in this prospectus or incorporated herein. In addition, this prospectus contains or incorporates statements that constitute forward-looking statements regarding, among other matters, our intent, belief or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions.

RISK RELATED TO OUR BUSINESS

  WE HAVE A LIMITED OPERATING HISTORY.

     We received the first revenues from the sale of products in our distribution business in April 2004. On January 31, 2005, our refinery achieved practical completion. Most of our business efforts prior to 2005 were devoted to constructing our refinery and acquiring our wholesale distribution business. Therefore, we have only limited financial results upon which you may judge our potential. We may not become profitable. In the past, we have experienced delays and other problems frequently associated with a construction project such as our refinery. We may continue to experience many of the problems, delays and expenses encountered by any early stage business, many of which are beyond our control. These include, but are not limited to, substantial delays and expenses in conducting our exploration drilling program, difficulty in obtaining financing and competition from larger and more established companies.

  OUR REFINERY HAS NOT OPERATED AT FULL CAPACITY FOR AN EXTENDED PERIOD OF TIME.

     We have completed the construction of our refinery in PNG. We began testing our refinery at its approximate nameplate capacity in November 2004. In January 2005, testing of the refinery was completed and we declared practical completion of the refinery. Our ability to continue to operate our refinery at its nameplate capacity must be considered in light of the risks inherent in, and the difficulties, costs, complications and delays frequently encountered by start-up companies. These risks include, without limitation, shortages of equipment, materials or labor; delays in delivery of equipment or materials; contractual disagreements; labor disruptions; political events; local or political opposition; accidents and unforeseen engineering, design or environmental problems. We were unable to operate our refinery for a period of 10 days in March 2005 as a result of a shortage of crude feedstocks. Such shortages may occur in the future as well. Accordingly, there can be no assurance of the future profitability of us or our refinery.

  OUR REFINERY OPERATIONS MAY NOT BE PROFITABLE.

     Our refining operations are expected to be primarily affected by the difference or margin between the sales prices of our refined products and the costs we incur to purchase crude oil and other feedstocks. Historically, refining margins have been volatile, and we expect this volatility will exist in the future. Therefore, we will be subject to the risk that the difference between the cost to us of our crude oil supply and the price at which we can sell our refined products will not be sufficient for the profitable operation of our company and to allow us to service our indebtedness. We cannot control the prices at which our feedstocks will be purchased or at which refined petroleum products can be sold.

  WE MAY NOT BE SUCCESSFUL IN OUR EXPLORATION FOR OIL.

     We currently do not have any oil or gas reserves that are deemed proved, probable or possible pursuant to National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities. We have drilled one exploration well, suspended the drilling of two exploration wells and one exploration/appraisal well, and have plans to drill at least 8 additional exploration wells in PNG during the next several years. We cannot be certain that the exploration wells we drill will be productive or that we will recover all or any portion of the costs to drill these wells. Because of the high cost, topography and subsurface characteristics of the areas we are exploring, we have limited seismic or other geoscience data to assist us in identifying drilling objectives. The lack of this data makes our exploration activities more risky than would be the case if such information were available.

     In addition, our exploration and development plans may be curtailed, delayed or cancelled as a result of lack of adequate capital and other factors, such as weather, compliance with governmental regulations, mechanical difficulties, materials shortages, delays in the delivery of equipment, success or failure of activities in similar areas, current and forecasted prices for oil and changes in the estimates of costs to complete the projects. We will continue to gather information about our exploration projects, and it is possible that additional information may cause us to alter our schedule or determine that a project should not be pursued at all. You should understand that our plans regarding our projects are subject to change.

  OUR INVESTMENTS IN PNG ARE SUBJECT TO POLITICAL, LEGAL AND ECONOMIC RISKS.

     Our investments in PNG involve risks typically associated with investments in developing countries, such as uncertain political, economic, legal and tax environments; expropriation and nationalization of assets; the risks of war, expropriation, nationalization, renegotiation or nullification of existing contracts; taxation policies; foreign exchange restrictions; international monetary fluctuations; currency controls and foreign governmental regulations that favor or require the awarding of service contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

     Political conditions have at times been unstable in PNG. We attempt to conduct our business in such a manner that political and economic events of this nature will have minimal effects on our operations. In addition, we believe that oil exploration and refinery operations are in the long term best interests of PNG and that we will continue to have the support of the current government. Notwithstanding the current support, our ability to conduct operations or exploration and development activities is subject to changes in government regulations or shifts in political attitudes over which we have no control. There can be no assurance that we have adequate protection against any or all of the risks described above.

     In addition, if a dispute arises with respect to our PNG operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons, especially foreign oil ministries and national oil companies, to the jurisdiction of Canada or the United States.

  WE MAY NOT BE ABLE TO MARKET ALL OF OUR REFINERY'S OUTPUT.

     The Project Agreement described under "Material Contracts" gives us certain rights to supply the domestic market in PNG with refined products. We have entered into domestic sales contracts with the major distributors in PNG under which they will purchase refined products for distribution in PNG exclusively from us. We have estimated that between 50% and 60% of the refinery's net output will be used to supply the PNG market. We will market the balance of the refinery's output in nearby regional markets. We have signed three-year export contracts with Shell. While we will sell refined products through our domestic retail network and other distributors, these agreements are the only commercial agreements for the purchase of our refined products for export. We can give no assurances that we will be able to market the refinery's output to these nearby regional markets and we may be unable to market all of the refinery's output we produce. If our relationship with Shell were to terminate for any reason, we cannot assure you that we will be able to enter into other commercial agreements for the export of our refinery's output. In addition, early termination of the Shell agreements could have a material adverse effect on our results of operations and financial condition.

     Further, our Project Agreement with the PNG government provides that if there is more than one refinery operating in PNG during the term of the Project Agreement, the right to supply the domestic market will be shared by the refineries in proportion to their refining capacities. Therefore, if one or more additional refineries are built in PNG, our share of the domestic market will be diminished.

  WE MAY NOT BE ABLE TO OBTAIN CRUDE FEEDSTOCKS FOR OUR REFINERY.

     The Project Agreement requires the government of PNG to take action to ensure that domestic crude oil producers sell us their PNG domestic crude production for use in our refinery and that refined products for domestic PNG use will be purchased from us at the IPP. However, our agreement with BP is our only commercial agreement for the delivery of crude feedstock. The BP agreement expires on June 14, 2009. If our relationship with BP were to terminate for any reason, we cannot assure you that we will be able to enter into other commercial agreements to supply adequate feedstock to our refinery. In addition, early termination of the BP agreement could have a material adverse effect on our results of operations and financial condition.

     PNG crude oil production rates are expected to satisfy the refinery's requirements for at least five years after commercial start-up. Alternative crude oils that are suitable for use as project feedstock are available in the nearby region. However, crude oil sourced from outside PNG may be more expensive than domestic crude oil and may reduce our gross profit margins. Alternatively, imported crude oil may be selected to alter the refinery product mix in response to changing market conditions.

     It is also possible that PNG domestic crude deliveries to our refinery may be delayed or curtailed because of conditions such as weather, accidents and other unexpected events. For example, in March 2005 our scheduled deliveries of domestic crude oil in PNG were delayed because of the notification of force majeure by the supplier of the domestic PNG crude, Kutubu Blend, out of the Kumul Terminal in the Gulf of Papua. We were required to suspend operations at our refinery for 10 days while we arranged for alternate crude oil supplies. Similar supply interruptions could occur in the future.

  WE MAY NOT BE ABLE TO OBTAIN ALL OF THE LICENSES NECESSARY TO OPERATE OUR BUSINESS.

     Our operations require licenses and permits from various governmental authorities to drill wells, operate the refinery and market our refined products. We believe that we hold, or will hold, all necessary licenses and permits under applicable laws and regulations for our operations in PNG and believe we will be able to comply in all material respects with the terms of such licenses and permits. However, such licenses and permits are subject to change in various circumstances. There can be no guarantee that we will be able to obtain or maintain all necessary licenses and permits that may be required to commission our oil refinery facilities or to maintain continued operations that economically justify the cost.

  OUR REFINERY, WHICH IS OUR PRINCIPAL ASSET, WILL BE SUBJECT TO OPERATING RISKS, NOT ALL OF WHICH ARE INSURED.

     Our principal asset is our refinery in PNG. Because we own only one refinery, an investment in our common shares may be may be more risky than an investment in a company that owns several refineries. Our refining operations will be subject to various hazards common to the industry, including explosions, fires, toxic emissions, maritime hazards and uncontrollable flows of oil and gas. In addition, our refining operations are subject to hazards of loss from earthquakes, tsunamis and severe weather conditions. As protection against operating hazards, we maintain insurance coverage against some, but not all of such potential losses. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. In addition, losses may exceed coverage limits. As a result of market conditions, premiums and deductibles for certain types of insurance policies for refiners have increased substantially and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers now require broad exclusions for losses due to risk of war and terrorist acts. If any of these risks were to occur with respect to our refinery, because it is our principal asset, it would have a material adverse effect on our revenues and financial condition.

  THE EXPLORATION AND PRODUCTION, AND THE REFINING AND DISTRIBUTION BUSINESSES ARE COMPETITIVE.

     We operate in the highly competitive areas of oil exploration and production, and refining and distribution of refined products. A number of our competitors have much greater financial and other resources than we possess. Such competitors have a greater ability to bear the economic risks inherent in all phases of the industry.

     In our exploration and production business, the availability of alternate fuel sources, the costs of our drilling program, the development of transportation systems to bring future production to the market and transportation costs of oil are factors that affect our ability to compete in the marketplace.

     The petroleum refining and marketing industry continues to be highly competitive. Our local competitors include fully-integrated major oil companies (e.g., Shell, ExxonMobil and BP) as well as smaller refineries. These competitors may have substantially greater financial and operational resources than we do, which may provide our competitors with greater flexibility in responding to or absorbing market changes. All of our feedstocks currently are purchased from third parties, while some of our competitors have proprietary sources of crude oil to supply their refineries.

     The financial returns in our refining and marketing business depend largely on refining margins and wholesale fuel margins, both of which fluctuate significantly. Refining margins are impacted by levels of refined product inventories, the balance of refined products supply and demand and availability of refined product imports into PNG. Our wholesale distribution business in PNG faces competition from major integrated oil companies as well as small independent marketers of refined products in PNG.

  THE VOLATILITY OF OIL PRICES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The prices we will receive for the refined products we produce and sell are likely to be subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and a variety of additional factors beyond our control. These factors include but are not limited to the condition of the worldwide economy, the actions of the Organization of Petroleum Exporting Countries, governmental regulations, political stability in the Middle East and elsewhere and the availability of alternate fuel sources. The prices for oil will affect:

     - our revenues, cash flows and earnings;

     - our ability to attract capital to finance our operations, and the cost of such capital;

     - the profit or loss we incur in refining petroleum products; and

     - the profit or loss we incur in our oil and gas exploration activities.

  OPERATING HAZARDS MAY ADVERSELY IMPACT OUR OIL AND GAS EXPLORATION ACTIVITIES.

     Our exploration operations are subject to risks inherent in the exploration business, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, and other environmental risks. These risks could result in substantial losses due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Our PNG operations are subject to a variety of additional operating risks such as earthquakes, mudslides, tsunamis and other effects associated with active volcanoes, extensive rainfall or other adverse weather conditions. Our operations could result in liabilities for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs or other environmental damages. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations.

  WE MAY NOT BE ABLE TO GENERATE CASH FLOWS IF WE ARE UNABLE TO RAISE CAPITAL.

     We make, and will continue to make, substantial capital expenditures to explore for oil and gas, to maintain and optimize operations of our refinery and to acquire, develop and maintain our distribution network. We may need additional financing to conduct these activities. If we are unable to obtain debt or equity financing because of lower refining margins, lower oil prices, politically instability, delays, operating difficulties, construction costs, or lack of drilling success, we may be required to delay, curtail or abandon our future activities. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

  OUR SIGNIFICANT DEBT LEVELS AND OUR DEBT COVENANTS MAY LIMIT OUR FUTURE FLEXIBILITY IN OBTAINING ADDITIONAL FINANCING AND IN PURSUING BUSINESS OPPORTUNITIES.

     As of December 31, 2004, we had approximately $87 million in long-term debt, excluding current maturities. The level of our indebtedness will have important effects on our future operations, including:

     - a portion of our cash flow will be used to pay interest and principal on our debt and will not be available for other purposes;

     - our OPIC credit facility and BNP credit facility contain financial tests which we must satisfy in order to avoid a default under such credit facilities; and

     - our ability to obtain additional financing for capital expenditures and other purposes may be limited.

  IF WE ARE UNABLE TO RECRUIT AND RETAIN QUALIFIED PERSONNEL, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS AND STOCK PRICE.

     Our success depends in large part on the continued services of our executive officers, our senior managers and other key personnel. The loss of these people, especially without advance notice, could have a material adverse impact on our results of operations and our stock price. It is also very important that we attract and retain highly skilled personnel, including technical personnel, to accommodate our exploration plans and to replace personnel who leave. Competition for qualified personnel can be intense, and there are a limited number of people with the requisite knowledge and experience. Under these conditions, we could be unable to recruit, train, and retain employees. If we cannot attract and retain qualified personnel, it could have a material adverse impact on our operating results and stock price.

  PETROLEUM INDEPENDENT AND EXPLORATION CORPORATION ("PIE") CAN PREVENT US FROM RAISING CAPITAL THROUGH THE ISSUANCE OF COMMON SHARES OR SECURITIES CONVERTIBLE INTO COMMON SHARES.

     Phil E. Mulacek, President and CEO of our company, controls PIE. PIE owns 433,169 of our common shares, and has a right to exchange its remaining 5,000 shares of SP InterOil, LDC on a one-for-one basis for our common shares. Our articles of amalgamation contain restrictions on our issuance of common shares or securities convertible into common shares, except with, among other things, the consent of PIE. Mr. Mulacek also controls PIE Group, LLC, which, with Commodities Trading International Corporation, have pre-emptive rights in respect of issuances of our common shares or securities convertible into common shares. Therefore, through his control of PIE and PIE Group, LLC, Mr. Mulacek or any successor to his interest in those companies can prevent us from raising capital through the issuance of common shares or securities convertible into common shares.

  CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE CAN CAUSE ADDITIONAL EXPENSES AND FAILURE TO COMPLY MAY ADVERSELY AFFECT OUR REPUTATION AND THE VALUE OF OUR SECURITIES.

     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and new and changing provisions of Canadian securities laws have added substantial compliance costs to our operations. In addition to the high cost of compliance, our failure to fully satisfy these new corporate governance standards may materially adversely affect our reputation and the value of our securities.

     In addition, we are currently a Canadian "foreign private issuer" as defined in U.S. securities laws. As such, we are allowed to comply with reporting and disclosure practices in Canada. Certain aspects of the Sarbanes Oxley Act have different applications to foreign private issuers and several of the corporate governance rules of the American Stock Exchange do not apply to foreign private issuers. It is possible that purchases of our shares by persons in the United States and changes in the composition or residence of our directors and executive officers could cause us to no longer be a Canadian foreign private issuer. If this were to happen, we would incur additional general and administrative costs to transition from the Canadian to the U.S. disclosure system, which costs may be material.

  IF WE FAIL TO COMPLY WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002, OUR REPUTATION AND THE VALUE OF OUR SECURITIES MAY BE ADVERSELY AFFECTED.

     Beginning with our annual report for the year ending December 31, 2006,
Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include an internal control report of management with our annual report on Form 40-F, which is to include management's assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. That report will also be required to include a statement that our independent auditors have issued an attestation report on management's assessment of our internal control over financial reporting.

     In order to achieve compliance with Section 404 within the prescribed period, management is in the process of adopting a detailed project work plan to assess the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented, remediate any control weaknesses that may be identified, and implement a continuous reporting and improvement process for internal control over financial reporting. Any failure to comply with Section 404, including issuing the required management report and obtaining the attestation report on management's assessment from our independent auditors, may materially adversely affect our reputation and the value of our securities.

  WE HAVE AGREED TO DRILL EIGHT EXPLORATION WELLS IN PNG AND TO PAY ALL COSTS TO DRILL THESE WELLS TO THEIR TOTAL DEPTH.

     In February 2005, we entered into an indirect participation agreement with institutional and individual accredited investors. Under the agreement, the investors paid us $125 million, and we agreed to drill eight exploration wells in PNG. We agreed to drill the eight wells regardless of the cost incurred by us to drill the wells, and to drill a replacement well if one of the eight wells cannot be drilled to total depth. While we believe that the $125 million paid by the investors will be sufficient to pay the costs to drill the eight exploration wells, we will be required to drill the eight wells regardless of costs. If our assumptions on the costs to drill the wells are wrong, or if we encounter unforeseen operational, geological or other problems in drilling a well, we may be required to expend substantial funds to satisfy our obligations under the indirect participation agreement.

RISK RELATED TO AN INVESTMENT IN OUR COMMON SHARES

  YOU MAY BE UNABLE TO ENFORCE YOUR LEGAL RIGHTS AGAINST US.

     We are a New Brunswick, Canada corporation. Substantially all of our assets are located outside the United States. It may be difficult for investors to enforce, outside the United States, judgments against us that are obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the securities laws of the United States. In addition, most of our directors and officers are nationals or residents of countries outside of the United States, and all, or a substantial portion of, the assets of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce judgments against them obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States.

  THE MARKET PRICE OF OUR COMMON SHARES FLUCTUATES.


     The price of our common shares on the Toronto Stock Exchange, the American Stock Exchange, the Australian Stock Exchange and the Port Moresby Stock Exchange fluctuates. Between January 1, 2003 and May 12, 2005, the price of our common shares on the TSX Venture Exchange and subsequently on the Toronto Stock Exchange has fluctuated from a high of C$53.26 to a low of C$11.50. We expect the future price of our shares to continue to be volatile as we conduct our exploration drilling operations and report the results of our refining operations.

  WE HAVE AGREED TO ISSUE SHARES TO THE INVESTORS UNDER THE INDIRECT PARTICIPATION AGREEMENT.

     We may be required to issue up to 3,333,334 common shares under the indirect participation agreement. The issuance of all or a significant portion of these shares could result in the substantial dilution to the interests of other shareholders or a decrease in the price of our common shares due to the additional supply of shares relative to demand in the market.

  WE DO NOT INTEND TO PAY, AND HAVE RESTRICTIONS UPON OUR ABILITY TO PAY, DIVIDENDS ON OUR COMMON SHARES.

     We have not paid cash dividends in the past and we do not intend to pay dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business. Our ability to make dividend payments in the future will be dependent on our future performance and liquidity.

                                USE OF PROCEEDS

     We will not receive any proceeds from the resale of Registrable Securities by any of the selling shareholders.

                         TRADING RANGE OF COMMON SHARES


     Our common shares trade on the Toronto Stock Exchange under the symbol "IOL" in Canadian dollars and on the American Stock Exchange under the symbol "IOC" in U.S. dollars. On or after June 14, 2005, our common shares will be delisted from the Australian Stock Exchange. Until that time, our common shares will continue to trade on the Australian Stock Exchange in CHESS Depositary Interests, which are the equivalent of 1/10th of a common share. The CHESS Depositary Interests trade in Australian dollars under the symbol "IOC". On February 18, 2005, we announced that we will be delisting our common shares from the Australian Stock Exchange not less than three months from the date of the announcement. We will continue to list our common shares on the Port Moresby Stock Exchange under the symbol "IOC" in PNG Kina. The high and low closing prices of our common shares on the respective exchanges for the periods indicated are set forth in the following table:



                                 TORONTO STOCK
                               EXCHANGE AND TSX                                   AUSTRALIAN STOCK
                              VENTURE EXCHANGE(1)   AMERICAN STOCK EXCHANGE(2)       EXCHANGE(3)
                              -------------------   ---------------------------   -----------------
                                HIGH       LOW          HIGH           LOW         HIGH       LOW
                              --------   --------   ------------   ------------   -------   -------
YEAR ENDED DECEMBER 31, 2003
First quarter...............  C$14.50    C$11.50            n/a            n/a    A$16.50   A$12.50
Second quarter..............  C$18.30    C$13.75            n/a            n/a    A$19.50   A$14.50
Third quarter...............  C$36.00    C$16.75            n/a            n/a    A$40.50   A$18.30
Fourth quarter..............  C$32.80    C$20.00            n/a            n/a    A$35.40   A$23.00
YEAR ENDED DECEMBER 31, 2004
First quarter...............  C$39.95    C$30.00            n/a            n/a    A$37.80   A$30.00
Second quarter..............  C$36.00    C$28.05            n/a            n/a    A$36.00   A$30.10
Third quarter...............  C$30.89    C$19.25     U.S.$24.35     U.S.$15.55    A$31.90   A$21.50
Fourth quarter..............  C$49.70    C$27.90     U.S.$40.60     U.S.$22.65    A$51.50   A$29.60
YEAR ENDING DECEMBER 31,
  2004
First quarter...............  C$53.26    C$38.84     U.S.$43.65     U.S.$31.76    A$54.50   A$41.60
Second quarter (through May
  12, 2005).................  C$43.30    C$30.35     U.S.$35.85     U.S.$24.29    A$44.10   A$31.80

---------------

Notes:

(1) On July 14, 2004, our common shares began trading on the Toronto Stock Exchange. Prior to that time our common shares were traded on the TSX Venture Exchange.

(2) On September 8, 2004, our common shares began trading on the American Stock Exchange.

(3) The Australian Stock Exchange column has been adjusted for a full common share by multiplying the daily quoted price of a CHESS Depositary Interest by 10. The Port Moresby Stock Exchange is associated with the Australian Stock Exchange and has been excluded from this table.


     On May 12, 2005, the closing price of our common shares on the Toronto Stock Exchange was C$33.50 and on the American Stock Exchange was U.S.$26.58.


                                   DIVIDENDS

     We have not declared or paid dividends on our common shares in the past two years and we do not anticipate that we will pay dividends in the near future. Our anticipated capital requirements are such that we intend to follow a policy of retaining earnings in order to finance further business development.

                        DESCRIPTION OF OUR COMMON SHARES

     Each common share has one vote on all matters voted on by our shareholders, including the election of our directors, and entitles the holder thereof to receive dividends if, as and when declared by our board of directors. Holders of common shares will participate rateably in any distribution of assets upon liquidation, dissolution or winding-up. Our common shares are not convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Our articles contain restrictions on the issuance of common shares or securities convertible into common shares, except in certain circumstances, including with the consent of PIE. PIE is controlled by our Chief Executive Officer, Phil Mulacek. In addition, certain persons have a pre-emptive right upon the issuance of common shares or securities convertible into common shares. This pre-emptive right does not apply in cases where the consent of PIE is obtained for the issuance. Our by-laws also contain a requirement that we must obtain shareholder approval when we propose to issue common shares that, together with all other common shares we have issued in the prior 12 months, equal more than 15% of our common shares outstanding at the beginning of that 12 month period, unless we offer our common shares on a pro rata basis to all holders of our common shares, but then only if the Port Moresby Stock Exchange so requires such approval. Holders of common shares will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

     Under New Brunswick corporate law, shareholders have cumulative voting rights in the election of directors. Holders of our common shares are permitted to cast a number of votes equal to the number of common shares held by such person multiplied by the number of directors elected. Such votes may be cast for one candidate or distributed among the candidates in any manner.

     On March 31, 2005 there were 28,492,761 common shares issued and outstanding.

OPTIONS

     As of March 31, 2005, there were options outstanding to purchase 974,613 common shares.

WARRANTS

     As of March 31, 2005, there were warrants outstanding to purchase 340,247 of our common shares at a price of $21.91. The warrants expire August 27, 2009.

OTHER SECURITIES CONVERTIBLE INTO COMMON SHARES

     We have entered into an agreement with PIE under which PIE can exchange its remaining 5,000 shares of SPI on a one-for-one basis for our common shares. This election may be made by PIE at any time.

     We have granted to PNG Drilling Ventures Limited a right to convert its participating interest in certain wells into a maximum of 628,305 of our common shares under a drilling participation agreement dated July 21, 2003.

                     CHANGES IN OUR SHARE AND DEBT CAPITAL

     Since December 31, 2004 through March 31, 2005 the following changes have occurred in our share and loan capital:

     - we issued 162,709 of our common shares upon the exercise of previously granted options, which has increased our share capital by $1,673,377, increased cash receipts by $1,480,130 and reduced paid in capital by $193,247; and

     - we issued 19,168 of our common shares on the exercise of warrants, which has increased our share capital by $419,971, and reduced warrants by an equal amount.

                          LIST OF SELLING SHAREHOLDERS

     On February 25, 2005 we entered into the indirect participation agreement. The selling shareholders in the table listed below are parties to the indirect participation agreement. The common shares listed in the following table as being beneficially owned by a selling shareholder prior to the offering include common shares that are issuable upon conversion of such selling shareholder's interest under the agreement. A selling shareholder may elect to convert all or any part of their interest into a number of common shares equal to the amount paid by the selling shareholder for its interest divided by $37.50.

     If all of the investors converted their interest into common shares, we would be obligated to issue, 3,333,334 common shares. The selling shareholders listed below are offering all of the common shares beneficially owned by such holders that are issuable upon conversion of their interest.

     The information in this table is as of May 3, 2005, and is based upon information provided by the selling shareholders. Information with respect to selling shareholders in this prospectus will be updated by way of prospectus supplements. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common shares being registered. To prevent dilution to the selling shareholders, the following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving our common shares.

     The term selling shareholders includes the shareholders listed below and their transferees, pledgees, donees and other successors. Unless otherwise indicated, each selling shareholder has sole voting and investment power with respect to the common shares described in this table.

                                                                               NUMBER OF
                                            NUMBER OF SHARES                     SHARES
                                              BENEFICIALLY      NUMBER OF     BENEFICIALLY   PERCENTAGE
                                             OWNED PRIOR TO    SHARES BEING   OWNED AFTER    OWNED AFTER
NAME OF SELLING SHAREHOLDER                     OFFERING         OFFERED        OFFERING     OFFERING(1)
---------------------------                 ----------------   ------------   ------------   -----------
Aton Select Fund Ltd.(2)..................      604,163          480,000        604,163          2.1%
Bernard Selz(3)...........................            0           66,666              0            0
Bruce Hendry(4)...........................      213,333          133,333         80,000            *
Capital Ventures International(5).........            0           53,333              0            0
Cyrus Opportunities Master Fund Ltd.(6)...            0           33,333              0            0
Cyrus Opportunities Master Fund II
  Ltd.(7).................................            0          100,000              0            0
Epic Limited Partnership(8)...............            0           13,333              0            0
Epic Limited Partnership II(9)............            0           13,333              0            0
IPWI Partners LC(10)......................       20,000          213,333         20,000            *
John Mack(11).............................            0          133,333              0            0
Kings Road Investments Limited(12)........      920,065          666,666        253,399            *
Lasco Developments, Inc. and Lasco Family
  Trust(13)...............................      166,666           66,666        100,000            *
Pequot PNG Oil, Inc.(14)..................            0          480,000              0            0
Provident Premier Master Fund Ltd.(15)....        5,684           80,000          5,684            *
Selz Family 1997 Trust(16)................            0           66,666              0            0
Seneca Capital LP(17).....................            0          280,733              0            0
Seneca Capital International Ltd.(18).....            0          319,267              0            0
Smithfield Fiduciary LLC(19)..............            0          133,333              0            0

---------------

Notes:

  *  means less than 1%

 (1) The percentage of shares beneficially owned after the offering is based on 28,492,761 common shares outstanding as of March 31, 2005. We do not know when or in what amounts the selling shareholders may offer for sale the shares of common stock pursuant to this offering. The selling shareholders may choose not to sell any of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the common shares pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the common shares, we cannot estimate the number of common shares that the selling shareholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling shareholders will have sold all of the shares covered by this prospectus upon the completion of the offering.


 (2) The common shares beneficially owned by Aton Select Fund Ltd. include 480,000 common shares issuable upon conversion of all of Aton Select Fund Ltd.'s interest under the indirect participation agreement. In the 12 months prior to May 3, 2005, Aton Select Fund Ltd. acquired 43,867 common shares for aggregate consideration of $913,490 or an average of $20.82 per share.


 (3) The common shares beneficially owned by Bernard Selz include 66,666 common shares issuable upon conversion all of Mr. Selz's interest under the indirect participation agreement.


 (4) The common shares beneficially owned by Bruce Hendry include 133,333 common shares issuable upon conversion of all of Mr. Hendry's interest under the indirect participation agreement. In the 12 months prior to May 3, 2005, Mr. Hendry acquired 50,000 common shares for aggregate consideration of $1,506,000 or $30.12 per share and 30,000 common shares for aggregate consideration of $1,084,800 or $36.16 per share.

 (5) The common shares beneficially owned by Capital Ventures International include 53,333 common shares issuable upon conversion of all of its interest under the indirect participation agreement.

 (6) The common shares beneficially owned by Cyrus Opportunities Master Fund Ltd. include 33,333 common shares issuable upon conversion of all of its interest under the indirect participation agreement.

 (7) The common shares beneficially owned by Cyrus Opportunities Master Fund II Ltd. include 100,000 common shares issuable upon conversion of all of its interest under the indirect participation agreement.


 (8) The common shares beneficially owned by Epic Limited Partnership include 13,333 common shares issuable upon conversion of. all of its interest under the indirect participation agreement. In the 12 months prior to May 3, 2005, Epic Limited Partnership acquired 35,000 common shares for aggregate consideration of $1,266,798 or $36.19 per share. Epic Limited Partnership currently beneficially owns none of these shares.



 (9) The common shares beneficially owned by Epic Limited Partnership II include 13,333 common shares issuable upon conversion of all of its interest under the indirect participation agreement. In the 12 months prior to May 3, 2005, Epic Limited Partnership acquired 4,198 common shares for aggregate consideration of $140,838.27 or $33.55 per share. Epic Limited Partnership II currently beneficially owns none of these shares.


(10) The common shares beneficially owned by IPWI Partners LC include 213,333 common shares issuable upon conversion of all of its interest under the indirect participation agreement.

(11) The common shares beneficially owned by John Mack include 133,333 common shares issuable upon conversion of all of Mr. Mack's interest under the indirect participation interest agreement.


(12) The common shares beneficially owned by Kings Road Investments Limited include 666,666 common shares issuable upon conversion of all of its interest under the indirect participation agreement. Kings Road Investments Ltd. is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund. Polygon Investment Partners LLP and Polygon Investment Partners LP, the investment advisors of Kings Road Investments Ltd. and Polygon Global Opportunities Master Fund, and Alexander Jackson, Reade Griffith and Paddy Dear, share voting and investment power with respect to all of these common shares with Kings Road Investments Ltd. and Polygon Global Opportunities Master Fund. Polygon Investment Partners LLP, Polygon Investment Partners LP, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of these common shares. In the 12 months prior to May 3, 2005, Kings Road Investments Limited acquired 219,772 common shares upon conversion $4,100,000 principal amount of our convertible debentures. The conversion price was $20.16 per share. We also issued 16,400 common shares to induce Kings Road Investments Limited to convert these debentures.



(13) The common shares beneficially owned jointly by Lasco Developments, Inc. and Lasco Family Trust include 66,666 common shares issuable upon conversion of all of its interest under the indirect participation agreement. In the 12 months prior to May 3, 2005, Lasco Developments, Inc. and Lasco Family Trust acquired 191,338 common shares for aggregate consideration of $5,979,324 or $31.25 per share.


(14) The common shares owned by Pequot PNG Oil, Inc. include 480,000 common shares issuable upon conversion of all of its interest under the indirect participation agreement. Pequot Capital Management, Inc. beneficially owns the interest in the indirect participation agreement held of record by Pequot PNG Oil, Inc. Arthur J. Samberg shares investment power over this interest in the indirect participation agreement.

(15) The common shares beneficially owned by Provident Premier Master Fund Ltd. include 80,000 common shares issuable upon conversion of all of its interest under the indirect participation agreement. Irv Kessler shares investment power over this interest in the indirect participation agreement. In the 12 months prior to May 3, 2005, Provident Premier Master Fund Ltd. acquired 280,716 common shares for aggregate consideration of $10,844,717.57 or $38.63 per share. Provident Premier Master Fund Ltd. also acquired during this time a total of 268,016 common shares upon conversion of $5,000,000 amount of our convertible debentures. The conversion price was $20.16 per share. We also issued 20,000 common shares to induce Provident Premier Master Fund Ltd. to convert these debentures.


(16) The common shares beneficially owned by Selz Family 1997 Trust include 66,666 common shares issuable upon conversion of all of its interest under the indirect participation agreement.


(17) The common shares beneficially owned by Seneca Capital LP include 280,733 common shares issuable upon conversion of all of its interest under the indirect participation agreement. Seneca Capital LP shares investment power with Doug Hirsch. In the 12 months prior to May 3, 2005, Seneca Capital LP purchased and subsequently sold common shares at the then prevailing market price.



(18) The common shares beneficially owned by Seneca Capital International Ltd. include 319,267 common shares issuable upon conversion of all of its interest under the indirect participation agreement. Seneca International Ltd. shares investment power with Doug Hirsch. In the 12 months prior to May 3, 2005, Seneca International Ltd. purchased and subsequently sold common shares at the then prevailing market price.


(19) The common shares beneficially owned by Smithfield Fiduciary LLC include 133,333 common shares issuable upon conversion of. all of its interest under the indirect participation agreement. Highridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highridge Capital Management, LLC. Each of Highridge Capital Management, LLC, Glenn Dubin and Henry Swieca control, disclaim beneficial ownership of the securities held by Smithfield Fiduciary LLC.

                              PLAN OF DISTRIBUTION

     THIS PROSPECTUS HAS NOT BEEN FILED IN RESPECT OF, AND WILL NOT QUALIFY, ANY RESALE OF REGISTRABLE SECURITIES IN ONTARIO OR IN ANY OTHER PROVINCE OR TERRITORY OF CANADA AT ANY TIME. Our outstanding common shares are listed on the, Port Moresby Stock Exchange, American Stock Exchange, the Toronto Stock Exchange and until on or after June 14, 2005, the Australian Stock Exchange, each of which has approved the listing of the common shares.

     In February 2005 we entered into an indirect participation agreement under which institutional and accredited investors agreed to finance a portion of our oil and gas exploration program in PNG in exchange for an interest in any fields discovered by successful exploration wells. We also entered into a registration rights agreement (the "Registration Rights Agreement"), with the parties to the indirect participation agreement, in which we agreed to register the common shares that the parties to the indirect participation agreement may elect to receive. Pursuant to this agreement, we have agreed, at our expense:

          (a) to file with the SEC a registration statement on such form as we deem appropriate covering resales by holders of all Registrable Securities;

          (b) to use our best efforts to cause such registration statement to become effective as promptly as is practicable, but in no event later than 120 days after February 25, 2005; and

          (c) to use our best efforts to keep the registration statement effective until the earlier of:

             (i) the selling shareholders have completed the sales or distributions of all of the common shares.; or

             (ii) until all Registrable Securities may be sold by the holders under Rule 144(k).

     Pursuant to the Registrations Rights Agreement, we are registering our Registrable Securities covered by this prospectus under the United States Securities Act to permit any of the selling shareholders to conduct public secondary trading of these securities from time to time after the date of this prospectus in accordance with the federal securities laws of the United States. This prospectus has not been filed in respect of, and will not qualify, any distribution of Registrable Securities in Ontario or in any other province or territory of Canada at any time. There can be no assurance that any of the selling shareholders will sell any or all of the shares offered hereby.

     The selling shareholders will be responsible for any fees, disbursements and expenses of any counsel for the selling shareholders in excess of $10,000. All other expenses incurred in connection with the registration and sale of the Registrable Securities, including printers and accounting fees and the fees, disbursements and expenses of counsel for the Company will be borne by us. Additionally, we have agreed to indemnify the selling shareholders against certain liabilities that they may incur in connection with the sale of the Registrable Securities registered hereunder, including liabilities under the United States Securities Act, and each selling shareholder has agreed to indemnify us, other selling shareholders and any persons who control us, as defined in the federal securities laws of the United States, against any liability with respect to any information furnished by such holder in writing to us (including the selling shareholder's questionnaire) expressly for use in this shelf registration statement. Agents, underwriters, brokers and dealers may be entitled under agreements entered into by the selling shareholders or us to indemnification against certain civil liabilities, including liabilities under the United States Securities Act.

     The selling shareholders may sell all or any portion of the Registrable Securities beneficially owned by them and offered hereby from time to time directly, to or through underwriters or agents designated from time to time, to or through brokers or dealers, or through any combination of these methods of sale. The sales may be effected from time to time in one or more transactions:

     - on the American Stock Exchange;

     - in the over-the-counter market;

     - on any other U.S. national securities exchange or quotation service on which the common shares may be listed or quoted at the time of the sale;

     - in transactions otherwise than on such exchanges or systems or in the over-the-counter market;

     - through the writing of options, whether such options are listed on an options exchange or otherwise;

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - privately negotiated transactions;

     - short sales;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     - pledges of our common shares as security for any loan or obligation, including pledges of brokers or dealers;

     - firm commitment or best efforts underwriting;

     - in a combination of any such methods of sale; and

     - any other method permitted pursuant to applicable law.

     The Registrable Securities may be sold at:

     - fixed prices that may be changed;

     - market prices prevailing at the time of sale;

     - prices related to the prevailing market prices at the time of sale; or

     - negotiated prices.

     Any underwriter, agent, broker or dealer may receive compensation in the form of discounts, commissions or concessions from the selling shareholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange on which our common shares are traded may be engaged to act as a selling shareholder's agent in the sale of Registrable Securities by such selling shareholder.

     In connection with distributions of the Registrable Securities offered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our common shares. In connection with such transactions, such brokers or dealers or other financial institutions may engage in short sales of our common shares in the course of hedging the positions they assume with the selling shareholders. Such hedging transactions may require or permit the selling shareholders to deliver the Registrable Securities to such brokers or dealers or other financial institutions to settle such hedging transactions. The selling shareholders may also sell our common shares short and deliver the Registrable Securities to close out such short positions. If so required by applicable law, this prospectus, as amended or supplemented, may be used to effect:

     - the short sales of our common shares referred to above;

     - the sale or other disposition by the brokers or dealers or other financial institutions of any Registrable Securities they receive pursuant to the hedging transactions referred to above; or

     - the delivery by the selling shareholders of Registrable Securities to close out short positions.

     The selling shareholders may also pledge or grant a security interest in the Registrable Securities registered hereunder to a broker or dealer or other financial institution and, upon a default, such broker or dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also transfer the Registrable Securities registered hereunder to a third party and such transferee may effect sales of the Registrable Securities pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any Registrable Securities covered by this prospectus that qualify for resale in the United States pursuant to Rule 144 under the United States Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus. Any Registrable Securities covered by this prospectus that qualify for resale outside the United States, including Canada, pursuant to Regulation S may be sold under Regulation S rather than under this prospectus.

     Once sold under the registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

     The selling shareholders and any underwriters, brokers, dealers, agents or others that participate with the selling shareholders in the distribution of the Registrable Securities offered by this prospectus may be deemed to be "underwriters" within the meaning of the United States Securities Act and any underwriting discounts, commissions, concessions or fees received by such persons and any profit on the resale of the Registrable Securities purchased by such persons may be deemed to be underwriting commissions or discounts under the United States Securities Act. To the extent the selling shareholders may be deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities of the United States Securities Act, including, but not limited to, Sections 11, 12 and 17 of the United States Securities Act and Rule 10b-5 under the United States Securities Exchange Act of 1934. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the United States Securities Exchange Act of 1934, and the rules and regulations thereunder.

     The selling shareholders and any underwriters, brokers, dealers, agents or others that participate with the selling shareholders in the distribution of the Registrable Securities offered by this prospectus may also be deemed to be "underwriters" within the meaning of the Securities Act (Ontario) (the "OSA"). To the extent the selling shareholders may be deemed to be underwriters, the selling shareholders may be subject to certain statutory obligations and liabilities as underwriters under the OSA.

                       CERTAIN INCOME TAX CONSIDERATIONS

     Owning our common shares may subject you to tax considerations, both in the United States and in Canada. This prospectus does not describe Canadian or United States federal tax consequences of the acquisition, ownership or disposition of our common shares. You should consult your own tax advisor with respect to your particular circumstances.

                               MATERIAL CONTRACTS

DATE                                    DESCRIPTION                       PARTIES
----                                    -----------                       -------
February 25, 2005............  Indirect Participation          InterOil Corporation and the
                               Interest Agreement              parties signatory thereto
February 25, 2005............  Registration Rights Agreement   InterOil Corporation and the
                                                               parties signatory thereto
July 31, 2004................  Purchase and Sale Agreement     InterOil Corporation and
                                                               Shell Overseas Holdings
                                                               Limited
March 10, 2004...............  Share Sale Agreement            InterOil Corporation, SPI
                                                               Distribution Limited, Gas
                                                               Tank Nederland B.V. and BP
                                                               Papua New Guinea Limited
November 9, 2003.............  Facilities Management           InterOil Limited and Petrofac
                               Contract                        Niugini Limited
March 26, 2002...............  Engineering Procurement and     InterOil Limited and Clough
                               Construction Contract           Niugini Limited
December 21, 2001............  Crude Supply Agency and Sales   EP InterOil, Ltd. and BP
                               Agreement                       Singapore Pte Limited
April 9, 2001................  Domestic Sales Agreement        InterOil Limited and Shell
                                                               Papua New Guinea Limited
March 26, 2001...............  Export Marketing and Shipping   EP InterOil, Ltd. and Shell
                               Agreement                       International Eastern Trading
                                                               Company
February 8, 2001.............  Agreement for the Sale and      EP InterOil, Ltd. and Shell
                               Purchase of Naphtha             International Eastern Trading
                                                               Company
May 29, 1997.................  Refinery State Project          InterOil Limited and EP
                               Agreement                       InterOil, Ltd. and The
                                                               Independent State of Papua
                                                               New Guinea

INDIRECT PARTICIPATION INTEREST AGREEMENT

     In February 2005, we entered into an indirect participation agreement with institutional and accredited investors. Under the agreement, the investors paid us $125 million and we agreed to drill eight exploration wells on our concessions in PNG. We will select the location of the first six wells to be drilled and we will propose the last two wells, which the investors may agree with or propose alternative locations. We are obligated to pay all costs to drill the eight wells, even if these costs exceed $125 million. If any of the exploration wells appears to discover oil or gas, we will propose completion operations. An investor may elect to participate in the completion operations if the investor agrees to pay its share of the costs of completion. If the well discovers a commercial field, each investor who participated in the completion of the well may elect to participate in development of the field by agreeing to pay (subject to non-consent penalties) its share of costs of the development. In the aggregate, the investors may elect to pay 25% of all costs of completion and development and receive 25% of all revenues from the sale of oil or gas attributable to a discovery.

     Each investor has the right, beginning June 15, 2006 and ending on the later of December 15, 2006 and 90 days after the drilling of eight exploration wells, to convert rights under the indirect participation agreement into our common shares. Pursuant to this conversion right, an investor may elect to receive a number of common shares equal to all or a portion of the amount paid by the investor under the indirect participation agreement divided by $37.50. An investor's election to receive common shares will proportionally reduce the percentage of the development and operating costs an investor will be required to pay, and the percentage of revenue the investor would be entitled to receive, if we drill a successful exploration well. If all of the investors elect to convert their interests under the indirect participation agreement into our common shares, we would be required to issue 3,333,334 common shares, and the investors would not have any right to participate in development of successful exploration wells.

REGISTRATION RIGHTS AGREEMENT

     On February 25, 2005, we entered into a registration rights agreement with the parties to the indirect participation agreement. This agreement obligates us to register for resale the shares the investors under the indirect participation agreement may receive.

PURCHASE AND SALE AGREEMENT

     On July 31, 2004, we entered into an agreement with Shell to purchase Shell's PNG subsidiary, together with its retail and wholesale distribution assets in PNG upon satisfaction of conditions precedent including receiving statutory approvals. The agreement includes the following key components:

          (a) Shell will lease the distribution assets back from us to continue to operate its product distribution business unabated.

          (b) The leaseback agreement terminates on the tenth anniversary of its commencement, unless terminated earlier by Shell upon giving 6 months' notice.

SHARE SALE AGREEMENT

     On April 28, 2004, we acquired BP's distribution assets and commercial and retail operations in PNG, comprising BP PNG's distribution company holdings, 40 service stations and 10 terminals and depots, for a purchase price of $12.2 million for the company and its assets and inventory. BP agreed to fund the working capital of the distribution assets for one year after the effective date, whereupon we repaid to BP a working capital adjustment and certain dividend amounts, as well as the balance of the purchase price.

FACILITIES MANAGEMENT CONTRACT

     On November 9, 2003, we entered into a facilities management contract with Petrofac Niugini Limited. This agreement provides for the management of the day-to-day operation and maintenance of our refinery and includes the following key components:

          (a) The initial term of the agreement is for 5 years from "practical completion" of the refinery;

          (b) The agreement can be terminated by either party upon six months prior notice;

          (c) Petrofac's remuneration is by way of a fixed management fee, which is subject to adjustment based upon achievement of performance goals; and

          (d) Petrofac Facilities Management Limited has provided a parent company guarantee of Petrofac Niugini Limited's performance.

ENGINEERING PROCUREMENT AND CONSTRUCTION CONTRACT

     On March 26, 2002, we entered into an engineering procurement and construction contract with Clough Niugini Limited, which provides for the design, procurement, and construction of our refinery. The agreement includes the following key components:

          (a) This is a lump-sum, turnkey contract providing for a construction/commissioning period of 26 months.

          (b) Except for the defect liability provisions, this construction contract terminates upon "practical completion" of the refinery. In general, practical completion occurs when the refinery is physically complete and testing and commissioning has been carried out satisfactorily.

          (c) Clough warranties the refinery from defect for 12-months following practical completion.

CRUDE SUPPLY AGENCY AND SALES AGREEMENT

     On December 21, 2001, we entered into a crude supply agency and sales agreement with BP. Under this agreement, BP will be the exclusive supplier of crude feedstock to the refinery for an initial period of five years from their first supplying crude to the refinery in June 2004. We have agreed to pay the market price for this feedstock, which is the same as the purchase price for Kutubu Blend feedstock set forth in our project agreements with PNG. In addition, we have agreed to pay BP a nominal marketing fee per barrel.

     BP has agreed to supply Kutubu Blend feedstock or, with our approval, alternative crude feedstocks. If BP is able to supply other less expensive feedstock to the refinery, we will share in the profit of marketing this oil. In operating the refinery, we will attempt to optimize the costs of refining different blends of crude under our marketing agreement with BP when choosing our feedstock. This agreement terminates in June 2009. However, either party may terminate the agreement earlier by providing 30 days' notice.

DOMESTIC SALES AGREEMENT

     On April 9, 2001, we entered into a domestic sales agreement with Shell. Commencing with our purchase of the Shell's retail and wholesale distribution assets, Shell has agreed to purchase from us all of the refined products that Shell requires for retail and wholesale distribution in PNG. The domestic sales agreement provides that the purchase price for refined product is to be essentially the same as the IPP. The domestic sales agreement terminates 10 years following our purchase of the domestic retail and distribution assets from Shell.

EXPORT MARKETING AND SHIPPING AGREEMENT AND AGREEMENT FOR THE SALE AND PURCHASE OF NAPHTHA

     We entered into agreements with Shell with respect to the export of refined product produced at the refinery that is not sold domestically. These agreements include the following key components:

          (a) The term of the agreements is three years from the first bill of lading date for Naphtha, except for the export marketing agreement, which has a term of three years from the date of practical completion of our refinery in respect of the export marketing agreement.

          (b) The purchase price of refined products is based upon market price of such product in the export market.

          (c) Shell agrees to take 100% of any excess volumes, after domestic sales, of all products available for export including unleaded mogas, Jet-A1, kerosene and diesel. In addition, Shell agrees to take 100% of the refinery's naphtha production.

REFINERY STATE PROJECT AGREEMENT

     On May 29, 1997, we entered into a project agreement with the government of PNG under which we have agreed to construct a refinery and to operate that refinery in Port Moresby.

     In the project agreement, the government of PNG has agreed to propose legislation and issue executive orders or policy directives to enable us to purchase sufficient oil produced in PNG for the refinery to run at full capacity. In addition, the government of PNG has agreed that future agreements between PNG and producers of oil in PNG will contain provisions requiring such producers to sell oil produced in PNG to local refineries to meet PNG's requirements for refined petroleum products. The purchase price for this oil will be the prevailing fair market price of such oil at the time of purchase. The project agreement provides that the government of PNG will take all actions necessary such that any refinery constructed in PNG (including ours) will have the exclusive right to sell refined products prior to any imports into PNG at the IPP. The term of the project agreement is 30 years from the date the refinery construction is completed. In addition, for five years from the commencement of refinery operations, the project agreement provides that income from the refinery will not be taxed.

     The project agreement can be terminated by the government of PNG if:

     - we cease operations for 90 days without government approval;

     - our refinery subsidiary terminates doing business or goes into liquidation;

     - we do not remedy a material breach of the project agreement within 60 days after receiving notice of such breach; or

     - events beyond our reasonable control, including weather conditions, events associated with active volcanoes or war, terrorism, civil unrest or expropriation prevent us from operating the refinery for 12 months.

     We can terminate the project agreement if:

     - the government of PNG expropriates or nationalizes the refinery;

     - the government of PNG does not remedy a material breach of this agreement within 60 days after receiving notice of such breach;

     - material provisions of any of our agreements become unenforceable or unlawful;

     - any restrictions on our ability to convert PNG currency into U.S. dollars or restrictions on our use of foreign currency outside PNG last for more than 180 days; or

     - events beyond our reasonable control, including weather conditions, events associated with active volcanoes or war, terrorism, civil unrest or expropriation, prevent us from operating the refinery for 12 months.

                              CORPORATE STRUCTURE

     We have six wholly- or majority-owned principal subsidiaries: S.P. InterOil, LDC ("SPI"); EP InterOil, Ltd. ("EPI"); InterOil Limited ("IOL"); SPI Exploration and Production Corporation ("SPI E&P"); SPI Distribution Limited ("SPID") and InterOil Products Limited ("IPL"). Other than IPL, all companies have integrated, shared management.

  INTEROIL CORPORATION

     We were formed under the Business Corporations Act (New Brunswick) by articles of amalgamation dated May 29, 1997. Our registered office is located at Brunswick House, 10th Floor, 44 Chipman Hill, Saint John, New Brunswick E2L 4S6.

  S.P. INTEROIL, LDC

     SPI was incorporated under the International Business Companies Act, 1989, of the Commonwealth of the Bahamas on November 22, 1996. The registered office of SPI is located in Nassau, the Bahamas. SPI was formed under the laws of the Bahamas to facilitate investment and to maximise the tax advantages available to its investors. The General Manager of SPI is Petroleum Independent and Exploration Corporation ("PIE"), a privately held company registered in Texas, USA and incorporated in 1981. The management fee paid to PIE in 2002 was U.S.$150,000. Mr. Phil E. Mulacek, our president and chief executive officer, is the president and majority shareholder of PIE.

     SPI negotiated the purchase of the refinery assets, which included a modular crude unit, a reformer and two ocean-going American-flagged steel deck barges. After acquiring the equipment, SPI directed the dismantling, loading and transportation of the equipment off the Texas Gulf coast.

     We entered into an agreement with PIE under which PIE can exchange its remaining 5,000 shares of SPI on a one-for-one basis for fully paid and validly issued shares in InterOil. This election may be made by PIE at any time.

  EP INTEROIL, LTD.

     EPI was incorporated under the Companies Law of the Cayman Islands in 1996 to form a joint venture with Enron Papua New Guinea Limited. Its registered office is located in Grand Cayman. Currently, SPI controls EPI, with 100% of the voting stock.

     EPI acquired the crude distillation and reformer units from SPI and arranged for this equipment to be refurbished in Texas by Gulf Copper Manufacturing Corp. It also acquired two PGT-5 gas turbine generators from GM Services of Italy. This equipment has been transferred to IOL in PNG for the construction of the refinery.

  INTEROIL LIMITED

     IOL is incorporated in PNG, and was formed in 1994 to construct, own and operate the refinery once the refinery is completed. Its registered office is in Port Moresby, PNG. IOL has played a very active role in working with the PNG government to obtain the permits, authorizations and certificates required under the State Project Agreement and has also obtained a 99-year lease of the refinery site. IOL has received "Pioneer status" in PNG, which grants a five-year income tax holiday to IOL in PNG.

  SPI EXPLORATION AND PRODUCTION CORPORATION

     SPI E&P was incorporated under the International Business Companies Act, 1989, of the Commonwealth of the Bahamas on September 3, 1998. The registered office of SPI E&P is located in Nassau, the Bahamas. SPI E&P was formed under the laws of the Bahamas to facilitate investment and to maximise the tax advantages available to its investors.

     SPI E&P owns all of the specific purpose exploration companies holding and operating exploration rights in PNG, including SPI (208) Limited SPI (210) Limited and SPI (220) Limited, which are undertaking drilling programs in their petroleum prospecting licences in PNG.

  SPI DISTRIBUTION LIMITED

     SPID was incorporated under the International Business Companies Act, 1989, of the Commonwealth of the Bahamas on February 13, 2001. The registered office of SPID is located in Nassau, the Bahamas. SPID was formed under the laws of the Bahamas to facilitate investment and to maximise the tax advantages available to its investors. SPID owns our specific purpose product distribution assets in PNG, including InterOil Products Limited.

  INTEROIL PRODUCTS LIMITED

     IPL is incorporated in PNG and was formed in October 1969 as BP Papua New Guinea. IPL changed its name in April 2004 after its acquisition by our wholly owned Bahamas subsidiary SPI Distribution Limited. The acquisition of IPL was a significant acquisition as regards the Company. The registered office of IPL is in Lae, Morobe Province, PNG. IPL owns and operates a petroleum products distribution, wholesale and retail business in PNG and has approximately 20% of the wholesale product market in PNG based on total volume of sales for such products, in competition with Shell, ExxonMobil and Nuigini Oil Company.

 CORPORATE CHART

                               (CORPORATE CHART)

  PRINCIPAL OPERATIONAL OFFICES

     Our principal operational offices are located at Suite 2, Level 2, Orchid Plaza 79-88 Abbott Street, Cairns, QLD 4870, Australia, our telephone number is
(61) 7 4046 4600 and our website address is www.interoil.com. The reference to our Internet website address in this prospectus does not constitute the incorporation by reference of the information contained at this site in this prospectus.

             WITHHOLDING TAX AND CURRENCY EXCHANGE CONTROLS IN PNG

     The current rate of dividend withholding tax stipulated by the Income Tax Act 1959 (PNG) is 17%.

     The Central Banking (Foreign Exchange & Gold) Regulation (Ch138) (PNG) regulates the flow of currency into and out of PNG. A PNG company can only send PNG Kina or a foreign currency (other than that which was the subject of a previously approved exchange) out of PNG with the Central Bank's prior approval. These authorities or approvals are delegated to certain commercial banks as authorised dealers up to certain limits. The limits to exchanging and remitting foreign currency overseas from PNG are K50,000 per transaction without further tax clearance from the Internal Revenue Commission and K500,000 in aggregate per annum without further Central Bank approval.

                                 LEGAL MATTERS

     Certain Canadian legal matters relating to the issue and sale of common shares offered hereby will be passed upon on behalf of us by Stikeman Elliott LLP. Certain United States legal matters will be passed upon on behalf of us by Haynes and Boone LLP.

                                    EXPERTS

     Our consolidated annual financial statements as at and for the years ended December 31, 2004, 2003 and 2002 incorporated by reference herein, have been audited by KPMG. The financial statements of InterOil Products Limited as of December 31, 2003, 2002 and 2001 and for each of the years in the three year period ended December 31, 2003 incorporated by reference in this prospectus have been so included in reliance on the audit report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     Information has been incorporated by reference in this base shelf prospectus from documents filed with the SEC and the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference and of the permanent information record may be obtained on request without charge from our Vice-President, Corporate Development, Gary M. Duvall (telephone: (281-292-1800)), or by accessing the disclosure documents available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR") which can be accessed as www.sedar.com, for Canadian filings, and the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, which can be accessed at www.sec.gov.

     We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. Such reports and other information filed by the company can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the following regional offices of the SEC: 175 West Jackson Blvd., Suite 900 Chicago, IL 60604; and 233 Broadway New York, NY 10279.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents of ours filed with the SEC and/or securities commissions or similar authorities in Canada are incorporated by reference in this prospectus for purposes of sales by the selling shareholders in the United
States:

          (a) Annual Information Form dated March 31, 2005;

          (b) Comparative consolidated financial statements for the years ended December 31, 2004 and December 31, 2003, together with the auditors' report thereon and notes thereto;

          (c) Management's discussion and analysis for the year ended December 31, 2004;

          (d) Annual financial statements of InterOil Products Limited (formerly BP PNG) for the years ended December 31, 2003, 2002 and 2001 and the auditor's report thereon contained at pages 61 to 73 of our (final) base shelf prospectus dated December 13, 2004 as filed on SEDAR;

          (e) Interim financial statements of InterOil Products Limited (formerly BP PNG) for the three month periods ended March 31, 2004 and 2003 contained at pages 74 to 79 of our (final) base shelf prospectus dated December 13, 2004 as filed on SEDAR;

          (f) Management information circular for the annual and special meeting of shareholders held on June 29, 2004 (excluding those portions, which, in accordance with National Instrument 44-101, need not be incorporated by reference);

          (g) Material change report dated January 7, 2005 in respect of the conversion of all of our issued and outstanding convertible debentures into common shares;

          (h) Material change report dated February 1, 2005 in respect of the practical completion of our refinery; and

          (i) Material change report dated March 3, 2005 in respect of the U.S.$125 million third-party investment in our exploration program in PNG pursuant to the IPI Agreement.

     Any document of the type referred to in the preceding paragraph filed by us after the date of this prospectus with the SEC or with a securities commission or similar authority in Canada shall be deemed to be incorporated by reference into this base shelf prospectus for purposes of any sale of Registrable Securities in the United States pursuant to this prospectus.

     Any statement contained herein in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this base shelf prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference therein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this base shelf prospectus.

                      LIST OF DOCUMENTS FILED WITH THE SEC

     The following documents have been filed with the SEC as part of the Registration Statement of which the prospectus forms a part: the documents referred to under the heading "Documents Incorporated by Reference"; U.S. GAAP Reconciliations; documents referred to under the heading "Material Contracts"; and the consents of KPMG and PricewaterhouseCoopers.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

     Our auditors are KPMG, Sydney, Australia.

     The transfer agent and registrar for our common shares is Computershare Trust Company of Canada at its principal transfer office in Toronto, Ontario.

                          PURCHASER'S STATUTORY RIGHTS

     Securities legislation in Ontario provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. The securities legislation further provides a purchaser with remedies for rescission, damages where the base shelf prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation. The purchaser should refer to any applicable provisions of the securities legislation for the particulars of these rights or consult with a legal advisor.

                               AUDITORS' CONSENT

To the Board of Directors of InterOil Corporation


     We have read the base shelf prospectus dated May 13, 2005 relating to the distribution of certain common shares of the Company. We have complied with Canadian generally accepted standards for an auditors' involvement with offering documents.


     We consent to the incorporation by reference in the above-mentioned prospectus of our auditor's report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2004 and 2003 and the consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2004 and to the reference to our firm under the heading "Experts" in the prospectus. Our report is dated March 4, 2005.

                                          (signed) KPMG

Sydney, Australia

May 13, 2005

                         INDEX TO FINANCIAL INFORMATION


                                                              PAGE
                                                              ----
PRO FORMA FINANCIAL STATEMENTS
  Compilation Report........................................  F-2
  Statement of Operations for the year ended December 31,
     2004...................................................  F-3
  Notes.....................................................  F-4

                               COMPILATION REPORT


The Board of Directors of InterOil Corporation

     We have read the accompanying unaudited pro forma consolidated statements of operations for the year ended December 31, 2004 and have performed the following procedures:

          1. Compared the figures in the columns captioned "InterOil Corporation" to the audited financial statements of the Company for the year ended December 31, 2004, and found them to be in agreement.

          2. Compared the figures in the columns captioned "BP Papua New Guinea Limited" to the unaudited financial statements of BP Papua New Guinea Limited (now renamed InterOil Products Limited) for the three months ended March 31, 2004 and found them to be in agreement.

          3. Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

             (a) The basis for determination of the pro forma adjustments; and

             (b) Whether the unaudited pro forma consolidated statements of operations comply as to form in all material respects with the Ontario Securities Act and the related regulations.

          The officials:

             (c) described to us the basis for determination of the pro forma adjustments, and

             (d) stated that the unaudited pro forma consolidated statements of operations comply as to form in all material respects with the Ontario Securities Act and the related regulations.

          4. Read the notes to the unaudited pro forma consolidated statements of operations, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

          5. Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "InterOil Corporation" for the year ended December 31, 2004 and "BP Papua New Guinea Limited" for the three months ended March 31, 2004, and found the amounts in the column captioned "Pro forma" to be arithmetically correct.

     A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review. The objective of an audit or a review is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the unaudited pro forma consolidated statements of operations, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

(signed) KPMG

Sydney, Australia
May 3, 2005

 COMMENTS FOR UNITED STATES READERS ON DIFFERENCES BETWEEN CANADIAN AND UNITED
                           STATES REPORTING STANDARDS

The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the unaudited pro forma consolidated statements of operations requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma consolidated statements of operations.

(signed) KPMG

Sydney, Australia
May 3, 2005

                              INTEROIL CORPORATION


                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2004
                                  (UNAUDITED)
          (EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)

                                                              CANADIAN GAAP                                     U.S. GAAP
                                    -----------------------------------------------------------------   -------------------------
                                                   BP PAPUA
                                                  NEW GUINEA
                                                    LIMITED
                                                  (UNAUDITED)
                                                   (3 MONTHS
                                     INTEROIL        ENDED                   PRO FORMA                     GAAP
                                    CORPORATION    MARCH 31,                ADJUSTMENTS    PRO FORMA    ADJUSTMENTS    PRO FORMA
                                     (AUDITED)       2004)                  (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                     ($'000S)      ($'000S)     NOTE         ($'000S)      ($'000S)      ($'000S)      ($'000S)
                                    -----------   -----------   ----        -----------   -----------   -----------   -----------
REVENUE
Sales and operating revenues......      70,644      18,698       4(a)          8,619          97,961       51,330        149,291
Interest..........................         383          32       4(a)             36             451           --            451
Rent..............................          --          31       4(a)              8              39           --             39
Other.............................         196          69                        --             265           --            265
                                    ----------      ------                     -----      ----------      -------     ----------
                                        71,223      18,830                     8,663          98,716       51,330        150,046
                                    ----------      ------                     -----      ----------      -------     ----------
EXPENSES
Cost of sales and operating
  expenses........................      63,836      14,853       4(b)          6,701          85,390       64,527        149,917
Inventory revaluation.............       1,508          --                                     1,508                       1,508
Administrative and general
  expenses........................       8,471       1,962       4(c)(d)(e)    1,721          12,154        1,570         13,724
Debt conversion expense...........          --          --                        --                        6,977          6,977
Exploration costs.................      38,470          --                        --          38,470           --         38,470
Legal and professional fees.......       3,574          --                        --           3,574           82          3,656
Borrowing costs...................       6,106          --                        --           6,106           --          6,106
Foreign exchange loss (gain)......         393         141       4(f)           (450)             84           --             84
                                    ----------      ------                     -----      ----------      -------     ----------
                                       122,358      16,956                     7,972         147,286       73,156        220,442
                                    ----------      ------                     -----      ----------      -------     ----------
Profit (loss) before income taxes
  and non-controlling interest....     (51,135)      1,874                       691         (48,570)     (21,826)       (70,396)
Income tax benefit (expense)......      (1,875)       (554)      4(g)             49          (2,380)          --         (2,380)
                                    ----------      ------                     -----      ----------      -------     ----------
Profit (loss) before
  non-controlling interest........     (53,010)      1,320                       740         (50,950)     (21,826)       (72,776)
Non-controlling interest..........          70          --                        --              70          196            266
                                    ----------      ------                     -----      ----------      -------     ----------
Net profit (loss) before
  cumulative effect of accounting
  change..........................     (52,940)      1,320                       740         (50,880)     (21,630)       (72,510)
                                    ----------      ------                     -----      ----------      -------     ----------
Cumulative effect of accounting
  change..........................          --          --                        --              --         (738)          (738)
                                    ----------      ------                     -----      ----------      -------     ----------
NET PROFIT (LOSS).................     (52,940)      1,320                       740         (50,880)     (22,368)       (73,248)
                                    ----------      ------                     -----      ----------      -------     ----------
BASIC LOSS ($ PER SHARE)..........       (2.09)                                                (2.01)                      (2.89)
DILUTED LOSS ($ PER SHARE)........       (2.09)                                                (2.01)                      (2.89)
SHARES USED IN PER SHARE
  CALCULATION -- BASIC............  25,373,575                                            25,373,575                  25,373,575
SHARES USED IN PER SHARE
  CALCULATION -- DILUTED..........  25,373,575                                            25,373,575                  25,373,575

  See accompanying notes to the unaudited pro forma consolidated statements of operations

                              INTEROIL CORPORATION


          NOTES TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2004
                                  (UNAUDITED)
         (EXPRESSED IN UNITED STATES DOLLARS, UNLESS OTHERWISE STATED)

1.  BASIS OF PRESENTATION

     (a) Actual historic financial information

     On March 10, 2004, InterOil Corporation ("the Company") signed an agreement to acquire 100% of BP Papua New Guinea Limited (renamed InterOil Products Limited or "IPL"). IPL is a distributor of refined petroleum products in Papua New Guinea.

     Under the acquisition agreement, InterOil Corporation was entitled to the profit of IPL from March 1, 2004. However, control of IPL's shares was not transferred to InterOil Corporation until April 28, 2004. Accordingly, the profit earned after tax between March 1, 2004 and April 28, 2004 was recognized as a reduction in the Company's acquisition cost. The results of IPL's operations from April 29, 2004 have been included in the Company's actual historic consolidated statement of operations.

     (b) Pro forma consolidated financial information

     The unaudited pro forma consolidated statement of operations have been prepared to illustrate the notional operations of the consolidated group as it was structured at December 31, 2004 as if that group had existed at January 1, 2004.

     Accordingly, the pro forma assumptions are as follows:

          (i) InterOil Corporation obtained 100% control of IPL on January 1, 2004 and was entitled to 100% of IPL's results of operations for the year ended December 31, 2004.

          (ii) Imputed interest is recognized on the basis that the amounts payable to the vendor were repaid one year after control of IPL was assumed to have passed to InterOil Corporation.

          (iii) The pro forma consolidated financial information disclosed in the consolidated statements of operations is based on:

     - The audited statement of operations of InterOil Corporation for the year ended December 31, 2004, which includes the results of IPL for the eight months from April 29, 2004.

     - The unaudited statement of operations of IPL for the three months ended March 31, 2004. The average Kina to United States Dollar exchange rate for the three months ended March 31, 2004 is 0.3093.

     - The pro forma adjustments set out in Note 4.

     It is management's opinion that these unaudited pro forma consolidated statements of operations include all adjustments necessary for the fair presentation, in all material respects, of the transaction described in Note 3 in accordance with the pro forma assumptions on a basis consistent with InterOil Corporation's accounting policies.

     The unaudited pro forma consolidated statements of operations are not intended to reflect the results of operations of InterOil Corporation which would have actually resulted had the proposed transaction been effected on the date indicated. Further, the pro forma consolidated financial information is not necessarily indicative of the results of operations that may be obtained in the future.

     The unaudited pro forma consolidated statements of operations should be read in conjunction with the historical financial statements and notes thereto of InterOil Corporation and IPL described above.

                              INTEROIL CORPORATION

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The unaudited pro forma consolidated statements of operations have been compiled using the significant accounting policies as set out in the audited financial statements of InterOil Corporation for the year ended December 31, 2004 which are incorporated by reference in this prospectus. The generally accepted accounting principles ("GAAP") applied by InterOil Corporation in its financial statements are those applicable to Canadian public enterprises. The significant accounting policies of IPL after adjustment to Canadian GAAP conform in all material respects to those of InterOil Corporation.

     The unaudited pro forma consolidated statements of operations have also been restated in conformity with United States GAAP.

3.  BUSINESS ACQUISITION

     As indicated in Note 1, on March 1, 2004, the Company, through its wholly owned subsidiary, S.P.I. Distribution Limited, acquired 100% of the outstanding common shares of BP Papua New Guinea Limited which was subsequently renamed InterOil Products Limited.

     This acquisition has been accounted for using the purchase method and results from IPL's operations have been included in InterOil Corporation's results of operations from April 28, 2004. The allocation of the purchase price is summarised in the table below:

                                                                  $
                                                              ----------
PURCHASE PRICE:
Cash paid...................................................   1,000,000
Payable to vendor on March 1, 2005 (net of imputed interest
  of $559,118)..............................................  10,667,736
Payable to vendor on March 1, 2005 under related service
  agreement.................................................   1,000,000
Acquisition costs...........................................     227,613
                                                              ----------
                                                              12,895,349
                                                              ----------
NET ASSETS ACQUIRED:
Cash........................................................   5,859,517
Non-cash working capital....................................   3,215,018
Property, plant and equipment...............................   3,180,530
Future income tax benefits..................................     640,284
                                                              ----------
                                                              12,895,349
                                                              ----------

4.  PRO FORMA ADJUSTMENTS

     The unaudited pro forma consolidated statements of operations include the following adjustments which reflect the pro forma assumptions described in Note 1(b):

          (a) To record the revenues earned by IPL during the period April 1, 2004 to April 28, 2004.

          (b) To record the cost of sales and operating expenses incurred by IPL during the period April 1, 2004 to April 28, 2004.

          (c) To record the administrative and general expenses incurred by IPL during the period April 1, 2004 to April 28, 2004.

          (d) To record changes in depreciation expense resulting from adjustments to the property, plant and equipment carrying values made on the consolidation of IPL into IOC.

                              INTEROIL CORPORATION

          (e) To include the imputed interest expense relating to the purchase price payable by InterOil Corporation for the two months from January 1, 2004 to February 28, 2004, which is not included in the InterOil Corporation statement of operations. This amount was assumed to have been paid by December 31, 2004, which is one year from the date of pro forma control.

          (f) To record the foreign exchange gain incurred by IPL during the period April 1, 2004 to April 28, 2004.

          (g) To record the income tax expense incurred by IPL during the period April 1, 2004 to April 28, 2004.

5.  US GAAP ADJUSTMENTS

     The US GAAP adjustments are the same as those included in Note 24 to the Company's audited consolidated financial statements for the year ended December 31, 2004.

                           CERTIFICATE OF THE COMPANY



May 13, 2005


     This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of Ontario.


(Signed) PHIL E. MULACEK                       (Signed) TOM S. DONOVAN
Chief Executive Officer                        Chief Financial Officer

                      On behalf of the Board of Directors


(Signed) CHRISTIAN VINSON                      (Signed) G. MICHAEL FOLIE
Director                                       Director

                                    PART II

       INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

     Section 22 of the Bylaws of the Company provides, with regard to indemnity and insurance under the Business Corporations Act (New Brunswick) (the "Act"), in part as follows:

          "Subject to Section 81 of the Act, except in respect of an action by or on behalf of the Corporation or Another Body Corporate (as hereinafter defined) to procure a judgement in its favour, the Corporation shall indemnify each director and officer of the Corporation and each former director and officer of the Corporation and each person who acts or acted at the Corporation's request as a director or officer of Another Body Corporate, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or Another Body Corporate, as the case may be, if

             (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

             (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

          "Another Body Corporate" as used herein means a body corporate of which the Corporation is or was a shareholder or creditor."

     The Act provides that no officer or director of the Company may be indemnified in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the corporation or body corporate, unless a court of competent jurisdiction has approved the terms of such indemnification. However, the Act further provides that notwithstanding any provision to the contrary therein, any officer or director is entitled to indemnification if such person (i) was substantially successful on the merits of the defense of the action or proceeding; (ii) acted honestly and in good faith with a view to the best interests of the corporation; and (iii) where a criminal or administrative action or monetary penalty is involved, such person had reasonable grounds for believing that his or her conduct was lawful.

     Insofar as indemnification for liabilities arising from the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART III

                 UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.  UNDERTAKING.

     The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Amendment No. 1 to Form F-10 or to transactions in said securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS.

     The Company previously filed with the Commission on May 5, 2005 a written Appointment of Agent for Service of Process and Undertaking on Form F-X. Any change to the name or address of the agent for service of the Registrant or the trustee shall be communicated promptly to the Commission by amendment of Form F-X referencing the file number of the relevant registration statement.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 13(th) day of May, 2005.


                                          INTEROIL CORPORATION

                                          By:                  *
                                            ------------------------------------
                                              Phil E. Mulacek
                                              Chairman of the Board,
                                              Chief Executive Officer and
                                              President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the
capacities indicated, on the    day of May, 2005.



                        *                            Chairman of the Board, Chief Executive Officer and
 ------------------------------------------------         President (Principal Executive Officer)
                 Phil E. Mulacek


                        *                                General Manager-Finance/Accounts and Chief
 ------------------------------------------------    Financial Officer (Principal Financial Officer and
                  Tom S. Donovan                               Principal Accounting Officer)


                        *                                Director; Chief Operating Officer and Vice
 ------------------------------------------------                        President
               Christian M. Vinson


                        *                                       Deputy Chairman of the Board
 ------------------------------------------------
                Geoffrey M. Folie


                        *                                                 Director
 ------------------------------------------------
                 Roger N. Grundy


                        *                                                 Director
 ------------------------------------------------
                 Gaylen J. Byker


                        *                                                 Director
 ------------------------------------------------
                 Edward N. Speal

---------------

* Pursuant to a previously filed power of attorney, Gary M. Duvall, as attorney-in-fact, does hereby sign this Registration Statement on behalf of each such person, in each case in the capacity indicated and on the date indicated.

                                          By: /s/ Gary M. Duvall
                                            ------------------------------------
                                              Gary M. Duvall
                                              Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
     1         Base Shelf Prospectus (included herein as Part I of this
               Registration Statement)
     2         Annual Information Form for the year ended December 31, 2004
               (incorporated herein by reference to Exhibit 1 of the
               Company's Report on Form 40-F filed March 31, 2005)
     3         Comparative consolidated financial statements for the years ended December 31, 2004, 2003 and 2002 and cumulative,
               together with the notes and the auditors' report thereon
               (incorporated herein by reference to Exhibit 2 of the
               Company's Report on Form 40-F filed March 31, 2005)
     4         Management's Discussion and Analysis for the years ended
               December 31, 2004, 2003 and 2002 (incorporated herein by
               reference to Exhibit 3 of the Company's Report on Form 40-F filed March 31, 2005)
     5         Annual financial statements of InterOil Products Limited
               (formerly BP PNG) for the years ended December 31, 2003,
               2002 and 2001 and the auditor's report thereon contained on pages 57 to 73 of the Company's (final) base shelf
               prospectus dated December 13, 2004 (incorporated herein by reference to Part I of the Company's Registration Statement on Form F-10/A, Registration No. 333-120383, filed December
               15, 2004)
     6         Management Information Circular for the annual and special meeting of shareholders held on June 29, 2004 (excluding
               those portions, which, in accordance with National
               Instrument 44-101, need not be incorporated by reference)+
     7         Consent of KPMG*
     8         Consent of PricewaterhouseCoopers*
     9         Power of Attorney (included on the signature page of this
               Registration Statement)+


---------------

+ Previously filed.

* Filed herewith.